UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 18, 2011

FLUIDIGM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34180	77-0513190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7000 Shoreline Court, Suite 100

South San Francisco, California 94080

(Address of principal executive offices, including zip code)

(650) 266-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Director Not Standing for Re-Election

On May 18, 2011, Raymond J. Whitaker, Ph.D. informed the Board of Directors (the “Board”) of Fluidigm Corporation (the “Company”) that he will not stand for re-election at the Company’s 2011 annual meeting of stockholders (the “2011 Annual Meeting”). Dr. Whitaker has reviewed this current report on Form 8-K and confirmed that he has no disagreement with the Company relating to its operations, policies, or practices. The Company thanks Dr. Whitaker for his leadership and service.

(e)	Executive Compensation

On May 18, 2011, the Compensation Committee of the Company’s Board approved an increase in the annual base salary of Gajus V. Worthington, the Company’s President and Chief Executive Officer, from $318,826 to $350,000, effective as of January 1, 2011.

On May 18, 2011, the Compensation Committee approved an accelerator provision for potential payouts above target during the 2011 performance period under the Company’s Executive Bonus Plan. As previously disclosed, the 2011 Executive Bonus Plan provides for target payouts to our executive officers equal to 35% of their base salaries, subject to satisfaction of corporate performance objectives and based on the Compensation Committee’s evaluation of individual performance. Under the accelerator provision approved on May 18, 2011, achievement of corporate performance goals in excess of established targets could result in payouts to executive officers of up to 50% of base salaries. The Compensation Committee may continue to exercise its discretion to increase or reduce payments, if any, under the Executive Bonus Plan.

Item 8.01 Other Events.

The Board has set the date of the 2011 Annual Meeting to be September 8, 2011. In order for a stockholder proposal to be considered for inclusion in the Company’s definitive proxy statement to be filed in conjunction with the 2011 Annual Meeting, whether submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 or the advance notice provisions of the Company’s bylaws, a written proposal must be received by the secretary of the Company at the Company’s principal executive offices at 7000 Shoreline Court, Suite 100, South San Francisco, California 94080 no later than the close of business on June 10, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLUIDIGM CORPORATION

By:	/s/ Vikram Jog
Vikram Jog Chief Financial Officer

Date: May 23, 2011